Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

TO BE RELEASED:

9:00 a.m., Monday, April 20, 2009

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced a net loss of $3.1 million or $0.11 diluted earnings per share for the quarter ended March 31, 2009 compared to net income of $14.9 million or $0.60 diluted earnings per share for the first quarter of 2008. The decrease in net income and earnings per share is primarily due to higher provision for loan losses.

Todd D. Brice, president and chief executive officer, commented, "The unprecedented economic environment has negatively impacted our commercial portfolio this quarter. Several of our customers are experiencing deterioration in their overall financial condition, which has resulted in a significant increase in our provision for loan losses. We are extremely disappointed in our results this quarter as this is the first loss reported in many years. We do feel that the increase to our loan loss reserve is prudent and, with our strong capital position, will allow us to work through this difficult period with our customers."

During the first quarter of 2009, nonperforming loans increased to $92.0 million or 2.62 percent of total loans as compared to $42.5 million or 1.19 percent as of December 31, 2008.

The most significant increases to nonperforming loans were:

  A $32.3 million commercial relationship with an energy-related company. Recent decreases in commodity prices have created cash flow difficulties for the company and a $9.3 million specific reserve has been established for the loans.
  A $7.5 million real estate development participation loan that has delayed construction pending better economic conditions. A $0.7 million specific reserve has been established.
  A $2.5 million commercial relationship secured by real estate partnership interests. Specific reserves for the full loan amounts were established pending resolution of legal issues among the partners.
  $4.1 million for three real estate development projects. Specific reserves of $0.6 million have been established.
  $3.4 million for a condominium project. A $0.2 million specific reserve has been established.

The provision for loan losses was $21.4 million, $5.6 million and $1.3 million for the quarters ending March 31, 2009, December 31, 2008 and March 31, 2008, respectively. The allowance for loan losses to total loans for the same periods was 1.70%, 1.20% and 1.25%. During the first quarter of 2009, net charge offs were $4.2 million or 0.49 percent of average loans on an annualized basis. For the same period of 2008, net recoveries were $0.1 million or 0.01 percent of average loans on an annualized basis. The most significant charge offs for the quarter ending March 31, 2009 were $2.7 million for a $3.5 million loan on a mixed use commercial property that lost a major tenant, and a $1.1 million charge off for a $2.4 million office building that was foreclosed and sold during the first quarter of 2009.

Brice commented, "Addressing troubled commercial credits quickly and conservatively has always been, and will continue to be, our credit philosophy. We are fortunate that our residential mortgage and home equity portfolios continue to perform well as a result of traditionally conservative underwriting and the avoidance of any subprime loan products. However, we do recognize that some of our home mortgage customers are experiencing difficult economic times, and we have implemented a number of initiatives and products to assist those customers."

Net interest income on a fully taxable equivalent basis increased by $5.8 million, or 18 percent, to $37.5 million for the first quarter of 2009, as compared to the same period of 2008. Net interest income was positively affected by the IBT acquisition in the second quarter of 2008 and $178.0 million of organic loan growth. The net interest margin on a fully taxable equivalent basis was 3.82 percent, 4.13 percent and 3.99 percent for the quarters ending March 31, 2009, December 31, 2008 and March 31, 2008, respectively. The net interest margin was negatively affected in the first quarter of 2009 by higher delinquent interest and more aggressive solicitation of deposits in order to decrease reliance on wholesale funding sources. The fourth quarter of 2008 net interest margin was positively affected by unusually wide spreads between federal funds and LIBOR rates.

Earning assets have increased $735.9 million over the past 12 months, primarily driven by $749.2 million acquired through the IBT merger, a $153.8 million, or 7 percent, increase in commercial lending and a $24.2 million, or 3 percent, increase in consumer lending. Residential mortgage and home equity loan applications have achieved record levels during the first quarter of 2009 as consumers took advantage of lower interest rates. $36.1 million of residential mortgage loans and $38.4 million of home equity loans were originated during the quarter ending March 31, 2009. Most of the new residential mortgage loans are sold to FNMA in order to minimize the interest rate risk associated with long term mortgages in loan portfolios. Investment securities were reduced by $191.3 million over the same 12-month period, as the risk/reward opportunities for leveraging activities has been significantly reduced during the period.

Deposits increased $639.0 million during the 12-month period, including $573.6 million from the IBT acquisition. Brice added, "The $93 million of organic growth in demand deposits is especially encouraging since this has been an area of strategic focus in order to deepen our relationship banking philosophy with both commercial and retail customers. We know that we have excellent and very competitive deposit products, especially our CMA savings account, cash management services and electronic banking systems, that we believe will continue to keep us competitive and serve our customers' needs well into the future."

Noninterest income, excluding investment security losses, increased $1.4 million for the first quarter of 2009 as compared to the first quarter of 2008. The increase is primarily due to strong performances in mortgage banking activities, debit/credit card revenues and higher deposit fees. Positively affecting debit/credit card and deposit fees was the increased customer base resulting from the IBT merger, as well as organic expansion of demand deposit accounts.

Net investment security losses for the first quarter of 2009 were $1.2 million, a decrease from the $0.6 million of realized gains for the same period of 2008. The investment security losses for the first quarter of 2009 are other-than-temporary impairment charges for two bank equity holdings. The equity securities portfolio has a market value of $13.2 million and net unrealized losses of $4.0 million as of March 31, 2009, as compared to $40.3 million and $8.2 million of unrealized gains at March 31, 2008.

Noninterest expense increased $7.5 million, or 42 percent, for the first three months of 2009, as compared to the 2008 period. Salaries and benefits increased $1.6 million primarily due to the addition of 159 average full-time equivalent staff, mostly due to the IBT acquisition, and normal merit increases. Pension expenses increased $0.8 million as a result of market value declines in the portfolio and the addition of IBT retained staff. Salaries and benefits were positively affected by reduced accruals for incentives in anticipation of decreased earnings performance for 2009. Occupancy, equipment and data processing costs increased through the integration of eight new branches from the IBT merger. Other significant factors affecting noninterest expense increases include FDIC insurance premiums, core deposit intangible amortization, amortization of affordable housing partnerships and higher legal/consulting costs associated with troubled loans. The efficiency ratio, which measures recurring noninterest expense to noninterest income, excluding security gains (losses), plus recurring net interest income on a fully taxable equivalent basis, was 53 percent and 44 percent for the quarters ended March 31, 2009 and March 31, 2008, respectively.

On January 16, 2009, S&T received $108.7 million of funds from the U.S. Treasury's Capital Purchase Program through the issuance of preferred stock and warrants for common stock. The purpose of the government program was to promote lending by healthy banks to individuals and businesses in order to stimulate the economy. Expenses associated with this preferred stock were $1.3 million for the period ending March 31, 2009. Brice commented, "Participation in the Capital Purchase Program was a difficult decision for S&T since we were already designated as "well capitalized" by regulatory guidelines. While the additional capital is comforting during these times, our intention is to obtain regulatory approval for returning these funds once a positive direction in the economy becomes more clear." S&T's capital ratios for leverage, Total, Tier I and tangible common capital to tangible assets at March 31, 2009 were 9.73 percent, 14.82 percent, 11.58 percent and 6.46 percent, respectively.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.31 per share on March 16, 2009 which is payable on April 24, 2009 to shareholders of record as of March 31, 2009. This dividend represents a 5.8 percent projected annual yield utilizing the March 31, 2009 closing market price of $21.21.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.